                                Exhibit 1.(5)(a)

       Form of Policy for Survivorship Variable Adjustable Life Insurance

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's cash value as of the date the policy is returned or the premiums paid, less loans and withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFIT SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.


PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the policy anniversary on which the younger Insured is or would have been age 100, and while at least one of the Insureds is living. They can be paid at any interval or by any method we make available subject to the Premiums section. The amount and interval of planned premiums, as stated in the application for this policy, are shown on the Policy Data page.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much cash value and cash surrender value there is as of the most recent policy anniversary, together with the amount of any unpaid loan. The report will also give you any other facts required by state law or regulation.

                                /s/ Sy Sternberg
                                ----------------
                                President

                                /s/ George J. Trapp
                                -------------------
                                Secretary

SURVIVORSHIP VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Flexible Premium Payments
Proceeds Payable at Last Surviving Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.
No Premiums Payable on or After Younger Insured's Age 100.

Policy is Non-Participating.
                                                            [New York Life Logo]


797-150

                            AGE AND SEX            CLASS OF RISK

INSUREDS--    JOHN DOE      35 MALE                STANDARD         NON SMOKER
              JANE DOE      35 FEMALE              STANDARD
POLICY NUMBER -- 66 000 000
POLICY DATE -- MARCH 1, 1997
ISSUE DATE -- MARCH 1, 1997

INITIAL FACE AMOUNT --  $100,000              LIFE INSURANCE BENEFIT OPTION -- 1

BENEFICIARY/OWNER AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE POLICY.

PLANNED PREMIUMS PAYABLE* AT ANNUAL INTERVALS: $723.62
TARGET PREMIUM: $723.62@

ADDITIONAL
BENEFITS                         AMOUNT                      MONTHLY RIDER COSTS
--------                         ------                      -------------------


* PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE YOUNGER INSURED IS OR WOULD HAVE BEEN AGE 100, WHICH IS MARCH 1, 2062. COVERAGE WILL EXPIRE WHEN THE CASH VALUE LESS SURRENDER CHARGES, AND ANY UNPAID LOANS AND ACCRUED INTEREST IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTION. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF PREMIUMS IN ANY FREQUENCY OR AMOUNT WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE TO THE DATE SHOWN.

MONTHLY DEDUCTION DAY -- FIRST DAY OF EACH CALENDAR MONTH

@ THE TARGET PREMIUM MAY CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST USING A RATE WHICH WE SET IN ADVANCE AT LEAST ANNUALLY. THIS RATE IS GUARANTEED TO BE AT LEAST 4% PER YEAR.







PAGE 2         POLICY DATA  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
97150-2

POLICY NO. -- 66 000 000               INSUREDS -- JOHN DOE
                                                           JANE DOE
                            TABLE OF EXPENSE CHARGES

MONTHLY DEDUCTION CHARGES CONSIST OF:
- A MONTHLY CONTRACT CHARGE NOT TO EXCEED $ 62.00 PER MONTH FOR THE FIRST POLICY YEAR AND$ 12.00 PER MONTH FOR EACH POLICY YEAR THEREAFTER.

-        MONTHLY COST OF INSURANCE FOR BASIC POLICY.

-        MONTHLY COST OF ANY RIDERS.

- A MONTHLY CHARGE OF $.04 PER $1,000 OF THE INITIAL FACE AMOUNT OF THE BASE POLICY. THIS CHARGE ONLY APPLIES FOR THE FIRST 3 POLICY YEARS. THIS CHARGE WILL BE AT LEAST $10.00, BUT WILL NEVER EXCEED $100.00, PER MONTH.

OTHER CHARGES AGAINST THE POLICY:
-        EACH PREMIUM PAYMENT IS SUBJECT TO A SALES EXPENSE CHARGE AS FOLLOWS:
         (1) DURING THE FIRST 10 POLICY YEARS, A MAXIMUM 9% CHARGE WILL APPLY TO ALL PREMIUMS PAID UP TO THE TARGET PREMIUM. ONCE THE TARGET PREMIUM FOR THE YEAR HAS BEEN REACHED, A MAXIMUM 6.5% CHARGE WILL APPLY TO ANY ADDITIONAL PREMIUMS PAID DURING THAT YEAR. (2) AFTER THE FIRST 10 YEARS, ALL PREMIUM PAYMENTS WILL BE SUBJECT TO A MAXIMUM CHARGE OF 6.5%.

- PREMIUM TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

- FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

- PARTIAL WITHDRAWALS ARE SUBJECT TO A PROCESSING CHARGE OF THE LESSER OF $25.00 OR 2% OF THE AMOUNT WHICH IS BEING WITHDRAWN. THE MINIMUM AMOUNT THAT MAY BE WITHDRAWN IS $500.00.

**       THIS POLICY MAY BE SUBJECT TO AN ADDITIONAL CONTRACT CHARGE AS FOLLOWS:
         IF THE POLICY IS SURRENDERED DURING THE FIRST POLICY YEAR, AN ADDITIONAL CHARGE WILL BE DEDUCTED UPON SURRENDER EQUAL TO THE DIFFERENCE BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS BETWEEN THE DATE OF SURRENDER AND THE FIRST POLICY ANNIVERSARY.

         IF THE POLICY LAPSES DURING THE FIRST POLICY YEAR AND IS THEN REINSTATED, AN ADDITIONAL CHARGE WILL BE DEDUCTED UPON REINSTATEMENT EQUAL TO THE DIFFERENCE BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS MISSED DURING THE FIRST POLICY YEAR BECAUSE THE POLICY WAS NOT IN FORCE. SEE SECTION 4.11 FOR FURTHER INFORMATION.

CHARGE AGAINST THE SEPARATE ACCOUNT:

- THE FACTOR WHICH REPRESENTS THE MORTALITY AND EXPENSE RISK CHARGE AND ADMINISTRATIVE CHARGE, REFERRED TO IN THE SEPARATE ACCOUNT SECTION OF THIS POLICY, WILL NOT EXCEED 1% OF THE DAILY NET ASSET VALUE OF A FUND SHARE HELD IN THE SEPARATE ACCOUNT FOR EACH INVESTMENT DIVISION.



PAGE 2.1          POLICY DATA NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

97150-2.1

POLICY NUMBER -- 66 000 000            INSUREDS -- JOHN DOE
                                                       JANE DOE


                       TABLE OF MAXIMUM SURRENDER CHARGES

Policy                                               Surrender
Year                                                 Charge
1                                                    144.72
2                                                    144.72
3                                                    144.72
4                                                    144.72
5                                                    144.72
6                                                    144.72
7                                                    130.25
8                                                    115.78
9                                                    101.31
10                                                    86.83
11                                                    72.36
12                                                    57.89
13                                                    43.42
14                                                    28.94
15                                                    14.17
16 & Later                                             0.00

THIS TABLE APPLIES TO THE INITIAL FACE AMOUNT FOR THE NUMBER OF YEARS SHOWN ABOVE. THE ACTUAL SURRENDER CHARGE, WHICH APPLIES IN ANY YEAR, IS DESCRIBED IN THE MOST CURRENT PROSPECTUS WHICH IS ON FILE WITH THE SEC.







PAGE 2.2       POLICY DATA  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

97150-2.2

POLICY NO. -- 66 000 000               INSUREDS -- JOHN DOE
                                                      JANE DOE

             TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT OPTIONS


                          PERCENT                                               PERCENT
POLICY                    OF CASH                    POLICY                     OF CASH
YEAR                      VALUE                      YEAR                       VALUE
1                         559%                       33                         176%
2                         537%                       34                         171%
3                         517%                       35                         167%
4                         497%                       36                         162%
5                         478%                       37                         158%
6                         460%                       38                         154%
7                         442%                       39                         150%
8                         425%                       40                         147%
9                         409%                       41                         143%
10                        394%                       42                         140%
11                        379%                       43                         137%
12                        365%                       44                         135%
13                        351%                       45                         132%
14                        338%                       46                         130%
15                        326%                       47                         128%
16                        314%                       48                         126%
17                        302%                       49                         124%
18                        291%                       50                         122%
19                        281%                       51                         120%
20                        271%                       52                         119%
21                        261%                       53                         117%
22                        252%                       54                         116%
23                        244%                       55                         115%
24                        235%                       56                         114%
25                        227%                       57                         112%
26                        220%                       58                         111%
27                        213%                       59                         110%
28                        206%                       60                         109%
29                        199%                       61                         108%
30                        193%                       62                         106%
31                        187%                       63                         105%
32                        182%                       64                         103%
                                                     65                         102%




PAGE 2.3       POLICY DATA  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

97150-2.3

POLICY NO. -- 66 000 000               INSUREDS -- JOHN DOE
                                                       JANE DOE

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                  (PER $1,000)


POLICY                                           POLICY
YEAR                                             YEAR
1                 .00043                         33              1.19774
2                 .00140                         34              1.36161
3                 .00261                         35              1.54520
4                 .00414                         36              1.74944
5                 .00605                         37              1.99230
6                 .00845                         38              2.28250
7                 .01153                         39              2.62869
8                 .01522                         40              3.03186
9                 .01972                         41              3.49329
10                .02505                         42              4.00182
11                .03145                         43              4.54960
12                .03887                         44              5.13142
13                .04761                         45              5.75964
14                .05770                         46              6.45568
15                .06962                         47              7.23885
16.               .08362                         48              8.13124
17.               .10000                         49              9.14548
18.               .11940                         50              10.31447
19.               .14280                         51              11.52027
20.               .17010                         52              12.86132
21.               .20150                         53              14.19007
22.               .23728                         54              15.69246
23.               .27685                         55              17.16392
24.               .32054                         56              18.82740
25.               .36891                         57              20.61799
26.               .42403                         58              22.59981
27.               .48940                         59              24.94159
28.               .56666                         60              27.91512
29.               .66170                         61              32.47109
30.               .77243                         62              40.15324
31.               .90081                         63              55.22392
32               1.04164                         64              83.33333
                                                 65              83.33333






PAGE 2A        POLICY DATA  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

97150-2A

              WE & YOU
     In this policy, the words "we",             When you write to us, please
     "our" or "us" refer to New York             include the policy number,
       Life Insurance and Annuity                each Insured's full name,
       Corporation, and the words                and your current address.
      "you" or "your" refer to the
    owner, or owners, of this policy.

                                    CONTENTS

       SECTION                 PROVISIONS                           PAGE
                           POLICY  DATA PAGES                         2

ONE                        LIFE INSURANCE BENEFITS                    4

TWO                        OWNER AND BENEFICIARY                     4-5

THREE                      POLICY CHANGES                            5-6

FOUR                       PREMIUMS                                  6-7

FIVE                       SEPARATE ACCOUNT                          8-9
                           (Separate Account Charges)

SIX                        FIXED ACCOUNT                              10

SEVEN                      CASH VALUE AND LOANS                     10-12
                           (Policy Charges)

EIGHT                      PAYMENT OF POLICY PROCEEDS               13-14

NINE                       GENERAL PROVISIONS                       14-16

                           APPLICATION - Attached to the Policy

                           RIDERS OR ENDORSEMENTS
                           (IF ANY) - Attached to the Policy

          Note: This policy is a legal contract between the policyowner and the Corporation.
               PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.

                                     PAGE 3
                                     97150-3

                      SECTION ONE - LIFE INSURANCE BENEFITS


1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that both Insureds died while the life insurance under this policy was in effect, subject to the General Provisions Section of this policy.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS WHICH ARE PAYABLE UNDER THIS POLICY? The proceeds payable under this policy consist of the life insurance benefit of the policy plus the death benefit payable under any riders in effect on the date of the last surviving Insured's death. We will deduct any unpaid loan and accrued interest from this amount. The life insurance benefit is based on the Life Insurance Benefit Option in effect and the policy's initial face amount shown on the Policy Data page, and will also reflect any changes to the face amount made in accordance with the provisions of this policy.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS WHICH ARE AVAILABLE UNDER THIS POLICY? The life insurance benefit payable under this policy will be determined in accordance with one of the following options:

         OPTION 1 - This option provides a life insurance benefit equal to the greater of the face amount of the policy or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code. (A table of these percentages is shown on Policy Data page 2.3).

         OPTION 2 - This option provides a life insurance benefit equal to the greater of the face amount of the policy plus the cash value or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code. (A table of these percentages is shown on Policy Data page 2.3).

1.4 DOES THE POLICY MATURE? Beginning on the anniversary on which the younger Insured is or would have been age 100, the face amount of the policy shown on the Policy Data page will no longer apply. Instead, the life insurance benefit of this policy will equal the cash value, as defined in Section 7.1. No further monthly deductions will be made for cost of insurance. However, the monthly contract charge will continue to be deducted. You can surrender this policy for its cash surrender value by submitting to us a signed written request which gives us the facts that we need. If this policy is still in force upon the death of the last surviving Insured, these proceeds will be paid to the beneficiary.


                       SECTION TWO - OWNER AND BENEFICIARY


2.1 WHO IS THE OWNER OF THIS POLICY? The owner(s) of this policy is (are) stated on the Policy Data page. In this policy, the words "you" and "your" refer to the policyowner. If this policy is owned by more than one person, the words "you" and "your" refer to all current policyowners. As the owner, you have all rights of ownership in this policy while at least one of the Insureds is living. If this policy is owned by more than one person, we will require the written consent of all current owners before any rights in this policy may be exercised. However, you do not need the consent of any successor owner. If more than one person is named as owner or successor owner, on the death of one owner or successor owner, ownership rights will pass to the surviving owners or successor owners.

2.2 CAN A SUCCESSOR OWNER BE NAMED? One or more successor owners can be named in the application, or in a notice you sign which gives us the facts that we need. The successor owner will become the new owner, if you die before both Insureds have died. If no successor owner survives you, and you die before both Insureds have died, your estate becomes the new owner.


                                     PAGE 4
                                     97150-4

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You may change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner cancels any prior choice of owner, but does not change the beneficiary.

2.4 MAY MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more beneficiaries for any life insurance proceeds may be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive both Insureds. If no first beneficiaries survive, payment will be made to any beneficiaries surviving in the second class, and so on.

2.5 MAY YOU CHANGE A BENEFICIARY? While at least one of the Insureds is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives both Insureds, the right to these proceeds, or this share, will pass to you. If you are no longer living, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy or in your signed notice which is in effect at the last surviving Insured's death, if any beneficiary dies at the same time as that Insured, or within 15 days after that Insured but before we receive proof of that Insured's death, we will pay the proceeds as though that beneficiary died first.


                         SECTION THREE - POLICY CHANGES


3.1 WHAT CHANGES MAY YOU MAKE TO THIS POLICY? You can apply in writing to have the face amount increased or decreased (without changing the Life Insurance Benefit Option), or have the Life Insurance Benefit Option changed. We reserve the right to limit these changes on a uniform basis by class. Face amount increases and changes in the Life Insurance Benefit Option can only be made while both Insureds are living. Changes may only be made if this policy would continue to qualify as life insurance as defined under Section 7702 of the Internal Revenue Code. See Section 7.4 for further information regarding decreases in face amount and changes in the Life Insurance Benefit Option.

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? You can have the face amount of this policy increased, if we agree, subject to our minimum amount requirements. The face amount cannot be increased if the older Insured is over age 90. To increase the face amount, we must have your written application, also signed by each Insured, together with any proof of insurability that we require. We reserve the right to limit increases in the face amount. Any increase will take effect on the Monthly Deduction Day on or after the day we approve the application for the increase.

         The cost of insurance for each increase will be based on each Insured's issue age, the duration since the policy date, and each Insured's sex and class of risk at the time the increase takes effect. A new set of surrender charges will apply to the increased face amount. We will tell you the amount of these charges when you apply for the increase. They will also be shown on a new Policy Data page when the increase takes effect.

         For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, beginning on the effective date of such increase.


                                     PAGE 5
                                     97150-5

3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? You can decrease the face amount, provided the new face amount is at least $100,000. We reserve the right to limit decreases in the face amount. Any decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request. The decrease will first be applied to reduce the most recent increase in the face amount. It will then be applied to reduce other increases in the face amount in the reverse order in which they took place, and then to the initial face amount. When the face amount is decreased, we will deduct from the cash value a surrender charge equal to the difference between the surrender charge immediately before the decrease and the surrender charge immediately after the decrease. In assessing this surrender charge, we first take into account the surrender charge associated with any increases in face amount in the reverse order made, and then the initial face amount.

3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? You can change the Life Insurance Benefit Option of this policy. We reserve the right to limit the number of changes in the Life Insurance Benefit Option. Any change of Option will take effect on the Monthly Deduction Day on or after the date we receive your signed request. If you change from Option 1 to Option 2, the face amount of the policy will be decreased by the cash value. If you change from Option 2 to Option 1, the face amount will be increased by the cash value. We reserve the right to limit changes in the Life Insurance Benefit Option which would cause the face amount to fall below $100,000. In addition, if you elect to have the Supplementary Term Rider included in this policy, Option 1 must be selected and can never be changed to Option 2, even if the rider ends or is terminated.


                           SECTION FOUR - PREMIUMS


4.1 HOW DO YOU PAY PREMIUMS? At any time before the policy anniversary on which the younger Insured is or would have been age 100, and while either Insured is living, premiums can be paid at any interval or by any method we make available. Premiums are payable at our Home Office or at any other location that we indicate to you in writing. The cash value and amount of insurance under this policy are based on the amount and interval of the premiums that have been paid. You may pay planned premiums and/or unplanned premiums.

4.2 WHAT ARE PLANNED PREMIUMS? The amount and interval of any planned premiums, as stated in the application, are shown on the Policy Data page. The first premium is payable as of the policy date. A planned premium does not have to be paid to keep this policy in force, if the cash surrender value is enough to cover the charges made on the Monthly Deduction Day. The amount of any planned premium may be increased or decreased subject to the limits we set. The frequency of premium payments may also be changed subject to our minimum premium rules. Premiums may no longer be paid beginning on the policy anniversary on which the younger Insured is or would have been age 100.

4.3 WHAT ARE UNPLANNED PREMIUMS? From time to time, you may make unplanned premium payments which are in addition to planned premiums. At least one of the Insureds must be living and payment must be made prior to the policy anniversary on which the younger Insured is or would have been age 100. If an unplanned premium payment would result in an increase in the life insurance benefit greater than the increase in the cash value, we reserve the right to require proof of insurability before accepting that payment and applying it to the policy. In addition, both Insureds must be alive for such a premium payment to be accepted. We also reserve the right to limit the number and amount of any unplanned premiums.


                                     PAGE 6
                                     97150-6

4.5 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? When we receive a premium payment, we will deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data page. We will also deduct an amount equal to the Premium Tax Charge and, if applicable, the Federal Tax Charge in effect at that time. The balance of the premium (the net premium) will be applied to the Separate Account and to the Fixed Account in accordance with your premium allocation election in effect at that time, and before any other deductions which may be due are made. See the Policy Data page for an explanation of deductions and charges.

4.6 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? You can change your premium allocation election stated in the application by submitting a signed request. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%. This change will take effect on the date we receive the signed request.

4.7 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? When premium payments are not made as planned, this policy will continue in effect as long as the cash surrender value is sufficient to pay Monthly Deduction Charges.

4.8 WHAT IS THE LATE PERIOD? It may happen that, on a Monthly Deduction Day, the cash surrender value is less than the Monthly Deduction Charge for the next policy month. This may happen even if all planned premiums have been paid. If this happens, the policy will continue for a late period of 62 days after that Monthly Deduction Day. If we do not receive payment before the end of the late period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on our records.

4.9 WHAT IF THE LAST SURVIVING INSURED DIES DURING THE LATE PERIOD? If the last surviving Insured dies during the late period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of the unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which that Insured died.

4.10 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you may apply to reinstate the policy if you did not surrender it. However, this policy can only be reinstated if either:
         (a) both Insureds are alive; or (b) one Insured is alive and the policy ended after the death of the other Insured. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required premium payment is made within 31 days after the end of the late period, no proof of insurability is required.

4.11 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount which is sufficient at that time to keep this policy in force for at least 3 months. This payment will be in lieu of the payment of all premiums in arrears. Any unpaid loan must also be repaid, together with loan interest at 6% compounded once each year from the end of the late period to the date of reinstatement. If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for any unpaid loan at the time of reinstatement will be the same as the policy loan interest rate. If this policy lapses during the first policy year and is subsequently reinstated, we will also require a payment equal to 150% of the additional contract charge described on Policy Data page 2.1.

         The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve your signed request for reinstatement.


                                     PAGE 7
                                     97150-7

                         SECTION FIVE - SEPARATE ACCOUNT

5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we established in good faith.

5.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:
         (a) de-register the Separate Account under the Investment Company Act of 1940;
         (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;
         (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account; and
         (d) combine the Separate Account with one or more other separate accounts.

5.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 WHAT IS THE INTEREST OF THIS POLICY IN THE SEPARATE ACCOUNT? The interest of this policy in the Separate Account prior to the date on which the life insurance benefit becomes payable is represented by accumulation units.

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation units are the accounting units used to calculate the values under this policy. The number of accumulation units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an accumulation unit for that Division, on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide accumulation units in those Investment Divisions. Accumulation units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

                                     PAGE 8
                                     97150-8

5.10 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED? Accumulation units are bought and sold each time there is a policy transaction. The number of accumulation units in an Investment Division on any date is determined as follows:

         Step 1: From the units as of the end of the prior Monthly Deduction Day, subtract the units sold to pay any partial withdrawals per Section
         7.3. or sold to pay any surrender charge assessed due to a face amount decrease per Section 3.3 or Section 7.3.

         Step 2: Add units bought with premiums received since the prior Monthly Deduction Day per Section 4.5 and allocated to the Investment Divisions.

         Step 3: Subtract units sold to transfer amounts into other Investment Divisions and the Fixed Account per Section 5.12.

         Step 4: Add units bought with amounts transferred from other Investment Divisions and from the Fixed Account per Sections 5.12 and 6.2, respectively.

         The number of units on a Monthly Deduction Day is the result of steps 1 to 4, minus the number of units sold to pay the Monthly Deduction Charges per Section 7.5.

5.11 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an accumulation unit on any day during which the New York Stock Exchange is open for trading is determined by multiplying the value of that unit on the immediately preceding day during which the New York Stock Exchange was open for trading by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding day during which the New York Stock Exchange was open for trading to the close of the current day during which the New York Stock Exchange is open for trading. The net investment factor for this policy used to calculate the value of an accumulation unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

         (a) is the sum of:
             (1) the net asset value of a fund share held in the Separate
                 Account for that Investment Division determined at the end of the current valuation period, plus

             (2) the per share amount of any dividends or capital gain
                 distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

         (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

         (c) is a factor representing the mortality and expense risk charge and administrative charges. The maximum charges are shown on Data page 2.1.

         The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

5.12 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT? Transfers may be made between Investment Divisions of the Separate Account and to the Fixed Account. We reserve the right to limit the number of transfers to the Fixed Account after the first two policy years.

5.13 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers will take effect as of the business day we receive your signed written consent which gives us the facts that we need.

5.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? The minimum amount that can be transferred is the lesser of $500 or the value of all remaining accumulation units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining accumulation units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer. There is no limit to the number of transfers that can be made. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. This charge is applied on a pro-rata basis to the Investment Divisions (or Fixed Account) to which the transfer is being made.

         Amounts which may be transferred from the Fixed Account to the Investment Divisions are limited as provided in the Fixed Account Section of this policy.


                                     PAGE 9
                                     97150-9

                           SECTION SIX - FIXED ACCOUNT


6.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of the Corporation that are not segregated in any of the separate accounts of New York Life Insurance and Annuity Corporation. Payments applied to and any amounts transferred to the Fixed Account are credited with interest using a fixed interest rate which we declare periodically.
         We will set this rate in advance at least annually. This rate will never be less than the amount shown on the Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account thereafter receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.

6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Each policy year you may make transfers from the Fixed Account to the Separate Account Investment Divisions. The minimum amount which may be transferred is the lesser of: (a) $500, or (b) the accumulation value in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year may not be greater than 10% of the accumulation value in the Fixed Account at the beginning of that policy year.


                      SECTION SEVEN - CASH VALUE AND LOANS


7.1 WHAT IS THE CASH VALUE OF THIS POLICY? The cash value of this policy at any time is equal to the total value of your policy's accumulation units in the Separate Account plus the amount in the Fixed Account.

7.2 CAN YOU SURRENDER THIS POLICY OR MAKE A PARTIAL WITHDRAWAL? At any time after this policy has cash value, and while either Insured is living, you may surrender it for its cash surrender value. The cash surrender value is equal to the cash value less any surrender charges which may apply, less any unpaid loan and accrued interest. You can also elect to make a partial withdrawal for a selected amount or a percentage of the cash surrender value.

7.3 HOW CAN FUNDS BE WITHDRAWN FROM THIS POLICY? You may request a partial withdrawal by sending us your signed written request which must be received while at least one of the Insureds is living. The minimum amount which may be withdrawn is $500, unless we agree otherwise. The withdrawal will be made on a pro-rata basis from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for a partial withdrawal from the Fixed Account or Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of the Fixed Account and/or that Investment Division, less any surrender charge which may apply. (See Section 7.4 for additional information.) We may charge a fee, not to exceed the lesser of $25, or 2% of the amount withdrawn, for processing a partial withdrawal. This fee will be deducted from the Fixed Account and/or Investment Divisions based on the withdrawal allocation or, if none, on a pro-rata basis. When you make a partial withdrawal, the life insurance benefit, the cash value, and the cash surrender value will be reduced by the amount of the withdrawal proceeds, and any applicable surrender charge, you receive as of the date we make the payment. We reserve the right to limit partial withdrawals in the first policy year, if Life Insurance Benefit Option 1 is in effect. In addition, if a partial withdrawal would cause the policy face amount to drop below $100,000, we reserve the right to require a full surrender of the policy.


                                     PAGE 10
                                    97150-10

7.4 HOW IS THE SURRENDER CHARGE DETERMINED? For the number of years shown on the Surrender Charge page a surrender charge will be assessed any time the face amount is decreased, whether due to a partial withdrawal, full surrender, a change in the Life Insurance Benefit Option or a requested decrease in the face amount. A table of maximum surrender charges is shown on the Surrender Charge page. A surrender charge will be assessed when the face amount is decreased but the policy is not fully surrendered. This charge will be no larger than the difference between the surrender charge shown on the Surrender Charge page and the surrender charge applicable to the new face amount as determined by us. A separate surrender charge is calculated for the initial face amount and for each increase in the face amount. In addition, no surrender charge applies to this policy if it is exchanged for two new policies as described in Section 9.17.


7.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Monthly Deduction Day, the following deductions are made from the policy's cash value:

         (a) A monthly contract charge not to exceed the amount shown on the Policy Data page;

         (b) The monthly cost of insurance for the amount of the life insurance benefit in effect at that time;

         (c) The monthly cost for any riders attached to this policy.

         (d) A charge per $1,000, as shown on the Policy Data page, based on the initial face amount of the base policy.

         A deduction may also be made for any temporary flat extra charges which may apply. The amount and duration of these flat extra charges, if any, are shown in a footnote on the Policy Data page.

         The Monthly Deduction Day for this policy is shown on the Policy Data page. The first Monthly Deduction Day is the issue date of the policy. If the issue date and policy date of the policy are different, deductions made on the issue date will include the monthly deductions specified in (a) through (d) above which would have been made on each Monthly Deduction Day for the period from the policy date to the issue date as if the policy were issued on the policy date. All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

7.6 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance for the initial face amount, and for each subsequent increase in the face amount, is calculated separately. For this calculation, the cash value will be used to reduce the cost of insurance first with regard to any increases in face amount, in the reverse order made, and then to the initial face amount. The monthly cost of insurance is equal to (1) multiplied by the result of (2) minus
         (3), where:

         (1) is the monthly cost of insurance rate per $1,000 of insurance;

         (2) is the number of thousands of life insurance benefit as of the Monthly Deduction Day divided by 1.00327; and

         (3) is the number of thousands of cash value as of the Monthly Deduction Day (before the monthly deduction charges are made).

7.7 WHAT IS THE COST OF INSURANCE RATE? The rates used to obtain the cost of insurance for the initial face amount and for each increase in the face amount are based on each Insured's issue age, the duration since the policy date, and each Insured's sex and class of risk at the time the initial face amount or increase took effect. For the initial face amount, the monthly cost of insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on each Insured's issue age, sex and class of risk, as well as the duration since the policy date.

7.8 WHAT IS THE MONTHLY COST OF RIDERS? The monthly cost of any riders attached to this policy is described on the Policy Data pages.

7.9 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 90% of the cash surrender value.


                                     PAGE 11
                                    97150-11

7.10 WHAT HAPPENS WHEN YOU REQUEST A LOAN? When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account which is securing the outstanding loan(s) will equal 108% of the sum of the new loan, and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions. While a policy loan is outstanding, no partial withdrawals or transfers which would reduce the cash value of the Fixed Account below 108% of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below 108% of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis instead.

         The amount in the Fixed Account which equals the amount of an unpaid loan will be credited with interest at a rate which will never be less than 2% less than the effective annual loan interest rate and in no event less than 4%.

7.11 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 8%, which is payable in arrears. Loan interest for the policy year in which a loan is taken will be due on the next policy anniversary.
         Loan interest accrues each day and is payable on the anniversary, on the date of death of the last surviving Insured, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.

7.12 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than 8% per year, any subsequent increase in the interest rate will be subject to the following conditions:

         (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

         (2) The amount by which the interest rate may be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 8%.

         (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

         (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

         (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

7.13 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the last surviving Insured's death or before the policy is surrendered. Loan repayments are allocated to the Investment Divisions and the Fixed Account using the same allocation in effect for the payment of premiums, unless indicated otherwise.

7.14 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the life insurance benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The cash surrender value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued interest exceeds the cash value of this policy less surrender charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the cash value less surrender charges is not paid within that 31 days.

         However, if a higher interest rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.


                                     PAGE 12
                                    97150-12

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS


8.1 HOW WILL POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

         Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While at least one of the Insureds is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

         After the last surviving Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

         A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.

8.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments which remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.

8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds may be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

         For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

         For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.


                                     PAGE 13
                                    97150-13

8.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table.
         These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

         When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

         To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:
         1997-2005   2006-2015   2016-25   2026-35   2036 & later
             +1          0         -1        -2          -3

         We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.

OPTION 2 TABLE

Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 years

Payee's
Adjusted
Age                       MALE                         FEMALE
60                        4.46                          4.03
61                        4.55                          4.11
62                        4.66                          4.19
63                        4.76                          4.27
64                        4.87                          4.37
65                        4.99                          4.46
66                        5.11                          4.57
67                        5.24                          4.67
68                        5.38                          4.79
69                        5.52                          4.91
70                        5.66                          5.04
71                        5.81                          5.18
72                        5.96                          5.32
73                        6.12                          5.47
74                        6.28                          5.63
75                        6.45                          5.79
76                        6.61                          5.96
77                        6.78                          6.14
78                        6.96                          6.32
79                        7.13                          6.51
80                        7.30                          6.70
81                        7.46                          6.89
82                        7.63                          7.07
83                        7.78                          7.26
84                        7.93                          7.44
85 & over                 8.07                          7.62


                        SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to apply for increases in the policy face amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statements made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds, based on the initial face amount, after this policy has been in force during the lifetime of each Insured for 2 years from the issue date. Our right to contest beyond this 2 year period is limited to only the Insured(s) who died during such period. The policy is incontestable with respect to the Insured(s) who survived the 2 year period. It may happen that the face amount of this policy is increased as described in Section 3.2. In this case, the 2 year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in face amount. No new contestable period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.


                                     PAGE 14
                                    97150-14

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSUREDS? In the event of the suicide of the first of the Insureds to die, while sane or insane, within 2 years of the issue date, the policy will continue in force on the surviving Insured. Suicide of both Insureds at the same time, or of the surviving Insured, while sane or insane, within 2 years of the issue date, is not covered by this policy. In that event, this policy will end and the amount payable will be the premiums paid to us, less any unpaid loan and any partial withdrawal benefits paid.

         It may happen that the face amount of this policy is increased as described in Section 3.2. In this case, the 2 year suicide exclusion period for each increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that increase will be the total cost of insurance deducted for the increase. No new suicide exclusion period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, months, and anniversaries are measured from the policy date, unless otherwise stated.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy on a policy anniversary, we mean his or her age on the birthday which is nearest that date. At any other time, age means the age on the birthday which is nearest to the previous policy anniversary.

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of either Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.

9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds of life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we reserve the right to defer any of these payments based on funds allocated to the Fixed Account for as long as six months.

 .9       MAY YOU ASSIGN OR TRANSFER THE POLICY? While at least one of the
         Insureds is living you may assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership which have not been assigned.

 .10      MAY THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the owner or beneficiary of this policy, and may not elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

 .11      HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

 .12      ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS?
         Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

 .13      TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

 .14      IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws which apply.


                                     PAGE 15
                                    97150-15

9.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? Each policy year after the first, while this policy is in force and while either Insured is living, we will send a written report to you within 30 days after the policy anniversary. It will show, as of that anniversary, the cash value, and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.

9.17 CAN THIS POLICY BE SPLIT INTO 2 SEPARATE POLICIES? You may exchange this policy, without evidence of insurability, for separate life policies on each of the Insureds within 6 months of either of the following 2 dates:

         (1) The date a final divorce decree issued with respect to the marriage of the Insureds has been in effect for 6 months; or

         (2) The effective date of a change in the Federal Tax Law which results in (a) a reduction in the unlimited Federal Estate Tax marital deduction provision (Section 2056 of the Internal Revenue Code), or
             (b) a reduction of at least 50% in the level of estate tax rate from the 1986 Tax Act payable on death.

         In addition, an exchange can be made for any other reason, provided we agree. You must request the exchange in writing and both Insureds must be living when we receive your request. Each new policy will be on a variable adjustable life plan which was being offered by us on the policy date of this policy. The policy date and issue date of each new policy will be the date of exchange. Unless otherwise stated, the policyowner and beneficiary of each new policy will be the same as under this policy. At the time each new policy is issued, an insurable interest must exist under applicable state law. If this policy has been assigned, the assignment will apply to each new policy.

         The cost of insurance rates for each new policy will be determined based on each Insured's age, sex and risk class on the date of the exchange. A new set of surrender charges will apply on each new policy.

         The face amount of each new policy will equal one half of the face amount of this policy, plus one half of the face amount of any riders attached to this policy, on the date of exchange. The benefits of any first-to-die riders which are in effect will not be included in this calculation. One half of the cash value of this policy less any unpaid loan and accrued interest will be allocated as the initial premium for each new policy.

9.18 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the issue date of this policy, you may exchange it for a new policy on the lives of the Insureds without evidence of insurability. In order to exchange this policy, we will require:

         (a) that this policy be in effect on the date of exchange;

         (b) repayment of any unpaid loan and accrued interest;

         (c) an adjustment, if any, for premiums and cash values of this and the new policy.

         The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Home Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

         The new policy will be on a permanent plan of life insurance covering 2 Insureds which was being offered for this purpose by us, or one of our affiliated companies, on the issue date of this policy. The new policy will not offer variable investment options, such as the Investment Divisions. The new policy will have a face amount equal to the initial face amount of this policy. It will be based on the same issue ages, sexes and classes of risk as this policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.19 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All cash surrender values and maximum cost of insurance rates referred to in this policy are based on the 1980 CSO Male and Female, Smoker and Non-Smoker Tables of Mortality if the Insureds are in a standard class of risk. Separate scales of maximum cost of insurance rates apply to substandard risk classes. Continuous functions are used, with interest as stated in the Fixed Account section. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and cash surrender values.


                                     PAGE 16
                                    97150-16

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION         SURVIVORSHIP VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
                                                        Variable Life Insurance Benefit-Flexible Premium
51 Madison Avenue                                       Payments. Proceeds Payable at Last Surviving Insured's Death.
New York, N.Y. 10010                                    AMOUNT OF VARIABLE LIFE INSURANCE OR CASH
                                                        VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT
                                                        EXPERIENCE OF SEPARATE ACCOUNT.
                                                        No Premiums Payable on or After Younger Insured Age 100.




A Stock Company Incorporated in Delaware                Policy is Non-Participating.








797-150